THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-115354

                 SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2004

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 19, 2004)

                                1,350,000 SHARES

                           [THE MIDLAND COMPANY LOGO]

                              THE MIDLAND COMPANY

                                  COMMON STOCK

     This is an offering of shares of common stock of The Midland Company. All of the shares being offered are being sold by the selling shareholder. We will not receive any of the proceeds from the sale of shares by the selling shareholder. Midland will pay for all expenses relating to the offer and sale of these shares of common stock, except that the selling shareholder will pay the underwriting discount.

     Our common stock currently trades on the Nasdaq National Market under the
symbol "MLAN." On November   , 2004, the closing price of our common stock on
the Nasdaq National Market was $     per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................  $           $
Underwriting discount.......................................  $           $
Proceeds to selling shareholder (before expenses)...........  $           $

     The underwriter has an option to purchase up to 150,000 additional shares of common stock from the selling shareholder at the public offering price, less the underwriting discount, within 30 days of this prospectus supplement to cover any over-allotments of shares.

     The underwriter expects to deliver the shares on or about November   ,
2004.

                            KEYBANC CAPITAL MARKETS

                               NOVEMBER   , 2004

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS SUPPLEMENT............................    S-3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS...........    S-3
PROSPECTUS SUPPLEMENT SUMMARY...............................    S-4
RECENT DEVELOPMENTS.........................................    S-5
USE OF PROCEEDS.............................................    S-5
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................    S-5
SELLING SHAREHOLDER.........................................    S-6
UNDERWRITING................................................    S-7
LEGAL MATTERS...............................................    S-9
WHERE YOU CAN FIND MORE INFORMATION.........................    S-9

                            ------------------------

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized anyone, including the selling shareholder, to provide you with any information different from that contained in this prospectus supplement and the accompanying prospectus. The selling shareholder is offering to sell, and seeking offers to buy, our shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of the prospectus or of any sale of our shares.

                            ------------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined.

     If any information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     In this prospectus, when we refer to "Midland," "we" or "our," unless the context requires otherwise, we are referring to The Midland Company and all of its subsidiaries. When we refer to "American Modern," we are referring to our subsidiary, American Modern Insurance Group, Inc., and its subsidiaries. American Modern is the holding company for our insurance operations. When we refer to "M/G Transport," we are referring to our two transportation subsidiaries, M/G Transport Services, Inc. and MGT Services Inc.

     Unless otherwise indicated, all information presented in this prospectus has been prepared based on generally accepted accounting principles applicable in the United States of America and assumes that the underwriter's over-allotment option is not exercised.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus supplement and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to certain discussions relating to future revenue, underwriting income, premium volume, investment income and other investment results, business strategies, profitability, liquidity, capital adequacy, anticipated capital expenditures and business relationships, as well as any other statements concerning the year 2004 and beyond. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions or the negative version of such expressions. These forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company's business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in our filings with the SEC or in the prospectus accompanying this prospectus supplement under the heading "Risk Factors" beginning on page 6, any one of which might materially affect the operations of the company or its subsidiaries.

     The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus supplement. Except as required by law, we assume no responsibility for updating any forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents that we reference in this prospectus supplement and have filed as exhibits to the registration statement of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

     We qualify all of our forward-looking statements by these cautionary statements.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights some of the information contained in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully.

                                  OUR COMPANY

     The Midland Company is a highly focused provider of specialty property and casualty insurance products and services. We are a leading provider of insurance products and services to the manufactured housing market and also provide insurance products for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles and credit life and related products. We market our insurance products and services throughout the United States utilizing multiple distribution channels, including insurance agents, lenders, manufacturers, retailers, financial institutions and strategic alliance partners. Our fee-based operations provide fee revenue and generate significant incremental insurance premium.

     Our insurance operations, conducted through the American Modern Insurance Group, accounted for approximately 96% of our 2003 revenues. American Modern is licensed to write insurance in all 50 states and the District of Columbia. A.M. Best Company, an independent company which rates the financial strength of insurance companies, has assigned American Modern's property and casualty subsidiaries a group rating of "A+ (Superior)." Our transportation operations, M/G Transport, generated the remaining 4% of our 2003 revenue. M/G Transport operates a fleet of barges on the lower Mississippi river and its tributaries to transport commodity dry cargos.

     To support our operating principles and growth strategies, we have built a management team with extensive experience in the insurance industry. Our 22 senior executives average approximately 20 years each in the insurance industry.

                               CORPORATE OFFICES

     Our principal executive offices are located at 7000 Midland Boulevard, Amelia, Ohio, 45102-2607, and our telephone number is (513) 943-7100. Our website address is www.midlandcompany.com. The information on our website, except for information specifically incorporated by reference in this document, is not part of this prospectus supplement or the accompanying prospectus.

                                  THE OFFERING

Total shares being offered by the
selling shareholders.............    1,350,000 shares

Shares outstanding at November
15, 2004.........................    18,783,881 shares(1)

Shares to be outstanding after
the offering.....................    18,783,881 shares(1)

Use of proceeds..................    We will not receive any proceeds from the
                                     sale of stock by the selling shareholder.

Nasdaq National Market symbol....    MLAN

     See "Selling Shareholder" for further description of the selling shareholder.

---------------

(1) Excludes 1,683,540 shares reserved for issuance under Midland's equity incentive plans as of November 15, 2004. Options to purchase 1,282,248 shares at a weighted average exercise price of $17.37 per share were outstanding as of November 15, 2004.

                              RECENT DEVELOPMENTS

     On October 21, 2004, we reported results for the third quarter ended September 30, 2004. Net income per share was 12 cents, which included 1 cent in realized capital gains. For last year's third quarter, net income per share was 23 cents, which included 4 cents in realized capital gains. Revenue for the quarter increased 4.7 percent to a record $192.9 million, compared with $184.2 million in last year's third quarter. Catastrophe losses totaled 98 cents per share in the third quarter, 93 cents of which emanated from hurricanes Charley, Frances, Ivan and Jeanne. This compares to catastrophe losses of 29 cents per share last year. All per share amounts are on an after-tax, diluted basis.

     We are encouraged to see the positive non-catastrophe underwriting results from our core business lines, particularly in our manufactured housing, motorcycle, watercraft and site-built dwelling lines. These results demonstrate the benefit of the underwriting actions we have taken over the last several years, such as tightened underwriting criteria and rate increases. We believe these strong non-catastrophe underwriting results, coupled with our comprehensive reinsurance program and disciplined underwriting approach, demonstrate our fundamental strength and stability.

     In October, 2004, the New York State Attorney General brought suit against Marsh & McLennan Companies, Inc. alleging, among other things, that the firm had manipulated the insurance market through specified conduct. The New York State Attorney General also stated that the evidence implicates certain insurance companies. We are not party to any of the litigation and have not received any subpoena or information requests from the New York State Attorney General. We have reviewed the allegations contained in the complaint against Marsh and have considered its possible impact on our business. At this time we have no reason to believe that our operations involve conduct that is the subject of the complaint. None of our insurance policies are distributed by Marsh or any of the major commercial insurance brokers that are the focus of the New York State Attorney General's investigation. Our product is primarily distributed via the agent, point of sale and lender channels with little to no contact with large commercial insurance brokers. However, we cannot predict the ultimate outcome of the current litigation nor the impact that the outcome could have on the insurance industry or our business. A number of state insurance regulators have announced investigations of a similar nature. As the North Carolina Department of Insurance reported in its press release of October 28, 2004, "North Carolina Insurance Commissioner Jim Long today began issuing letters to more than 5,000 companies and brokers licensed in the state, requesting each to certify that it has not participated in bid-rigging." We, like thousands of other insurance companies and brokers, received this letter and likely will receive requests from other states. We, too, could receive other requests for information or become subject to new regulations that could impact our business. The volatility caused by these developments may affect the price of our stock regardless of our business practices. In addition, the New York State Attorney General's investigation and related regulatory developments concern an evolving area of the law and we can give no assurance regarding its consequences for the industry or us.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling shareholder. The selling shareholder will receive all proceeds from the sale of shares offered in this prospectus supplement, net of underwriting discounts.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our shares are listed on the Nasdaq National Market under the symbol "MLAN." The following table sets forth the high and low closing prices for our shares as reported on the Nasdaq National Market and cash dividends per share for the periods indicated. The table reflects the two-for-one split of the common stock that became effective July 17, 2002. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                                               CASH
                                                            HIGH     LOW     DIVIDENDS
                                                           ------   ------   ---------
YEAR ENDED DECEMBER 31, 2002:
First quarter............................................  $21.69   $20.46   $0.04375
Second quarter...........................................   25.24    21.20    0.04375
Third quarter............................................   25.17    16.44    0.04375
Fourth quarter...........................................   19.86    17.18    0.04375
YEAR ENDED DECEMBER 31, 2003:
First quarter............................................  $20.15   $16.32   $0.04750
Second quarter...........................................   23.20    17.57    0.04750
Third quarter............................................   24.29    20.57    0.04750
Fourth quarter...........................................   23.62    20.31    0.04750
YEAR ENDING DECEMBER 31, 2004:
First quarter............................................  $25.45   $22.35   $0.05125
Second quarter...........................................   29.70    24.77    0.05125
Third quarter............................................   29.92    25.50    0.05125
Fourth quarter (through November   , 2004)...............      --       --         --

     On November   , 2004, the last reported closing price of our shares on the
Nasdaq National Market was $     per share. As of November   , 2004, there were
approximately 2,100 holders of record of our shares.

     Holders of our shares are entitled to receive dividends declared by our board of directors. Our board of directors has historically followed a policy of declaring quarterly cash dividends. However, we cannot assure you that we will not change our dividend policy after the offering. Whether we declare and pay dividends after the offering will depend upon business conditions, operating results, capital and reserve requirements and the board of directors' consideration of other relevant factors. We are a legal entity separate and distinct from our subsidiaries, and our revenues depend, in significant part, on the payment of dividends and fees from our subsidiaries. American Modern's insurance company subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Risk Factors -- Midland and its subsidiaries may be unable to pay dividends" on page 11 of the accompanying prospectus.

                              SELLING SHAREHOLDER

     The following table sets forth certain information regarding the beneficial ownership of our shares by the selling shareholder as of November 15, 2004, and as adjusted to reflect the sale of the shares in this offering, assuming that the over-allotment option is not exercised by the underwriter.

                                     SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                       OWNED PRIOR TO                          OWNED AFTER
                                       OFFERING(1)(2)                           OFFERING
                                     -------------------   SHARES BEING    -------------------
NAME OF SELLING SHAREHOLDER           NUMBER     PERCENT      OFFERED       NUMBER    PERCENT
---------------------------          ---------   -------   -------------   --------   --------
Robert W. Hayden(3)................  1,885,449    10.0       1,350,000     535,449      2.9

---------------

(1) Except as set forth in the footnotes to this table, the person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by him.

(2) The aggregate number of shares to be sold by the selling shareholder and entities affiliated with him will not exceed 1,350,000, assuming that the over-allotment option is not exercised by the underwriter.

(3) Includes shares beneficially owned by Robert W. Hayden and shares beneficially owned by his spouse, children, children's spouses and grandchildren. Also includes trust beneficiary and limited partnership interest of such persons. This offering includes: (i) 350,000 of the 756,617 shares owned by the R.

    Hayden Investments Limited Partnership ("RHILP") of which Mr. Hayden is general partner (if and to the extent that the over-allotment option is exercised those additional shares will be purchased from RHILP); (ii) 175,000 of the 223,350 shares held by the Amy L. Hayden Trust U/A Dated August 17, 1984; (iii) 175,000 of the 200,562 shares held by the David S. Hayden Trust U/A Dated August 16, 1984; (iv) 175,000 of the 226,946 shares held by the Christina L. Hayden Trust U/A Dated March 7, 1986; (v) 175,000 of the 177,974 shares held by the Jennifer M. Hayden Trust U/A Dated October 19, 1994; and (vi) all 300,000 shares held by the Robert W. Hayden Charitable Remainder Unitrust U/A Dated July 13, 2004. Mr. Hayden serves as trustee of all of these trusts except for the Charitable Remainder Unitrust, as to the shares held by which Mr. Hayden expressly disclaims beneficial ownership. Does not include a total of 19,900 shares that may be acquired upon exercise of options within 60 days of November 15, 2004 by such persons.

     Mr. Hayden has served on Midland's Board of Directors from 1968 to the present and has served Midland in various other capacities since 1960, including as Vice President until 1990.

     The selling shareholder is selling the shares as a result of individual estate planning activities, including the diversification of personal investments. The selling shareholder has not had an active role in the management of Midland other than as described above.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, KeyBanc Capital Markets, a Division of McDonald Investments Inc., has agreed to purchase from the selling shareholder, and he has agreed to sell to the underwriter, the number of shares set forth below:

                                                               NUMBER OF
UNDERWRITERS                                                    SHARES
------------                                                   ---------
KeyBanc Capital Markets, a Division of McDonald Investments
  Inc. .....................................................   1,350,000

     The underwriting agreement provides that the obligation of the underwriter to purchase the shares included in this offering are subject to approval of certain legal matters by counsel and to various other conditions. The underwriter is obligated to purchase all the shares, other than those covered by the over-allotment option described below, if it purchases any of the shares.

     The underwriter proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriter may sell some of the shares to dealers at the public offering price less a concession not to exceed $.__ per share. The underwriter may allow, and such dealers may reallow, a concession not in excess of $.__ per share to certain other dealers. After the shares of common stock are released for sale to the public, the offering price and other selling terms may be changed.

     The selling shareholder has granted the underwriter an option, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 150,000 shares at the public offering price less the underwriting discount set forth on the cover page. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering.

     The following table summarizes the compensation and estimated expenses paid in connection with this offering:

                                                              PER SHARE          TOTAL
                                                            --------------   --------------
                                                               WITHOUT            WITH
                                                            OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            --------------   --------------
Underwriting discounts paid by the selling shareholder....     $                $

     Our estimated total offering expenses, exclusive of the underwriting discount, but including legal, accounting and printing costs, will be approximately $50,000.

     In connection with the offering, we, the selling shareholder, our executive officers and directors have agreed that, during a period of 90 days from the date of this prospectus, subject to certain exceptions, we and they will not, without the prior written consent of the underwriter, directly or indirectly, issue, sell, offer to sell, contract to sell, solicit an offer to buy, grant any option, right or warrant for the purchase or sale of, assign, pledge, hypothecate, distribute or otherwise transfer, dispose of, encumber or reduce any risk of ownership (or make any announcement with respect to any of the foregoing) any shares of common stock or any options, rights, warrants or other securities convertible into or exercisable or exchangeable for common stock or evidencing any right to purchase or subscribe for shares of common stock; except that we may issue and sell the shares of common stock to be issued in the offering, we may grant options, stock and other awards under our plans and issue shares of common stock upon the exercise of our stock options. However, the underwriter may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

     We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

     The underwriter does not intend to confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

     In connection with the offering, the underwriter or its affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market-making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the one business day prior to the pricing of the offering before the commencement of offers or sales of the shares. The passive market-making transactions must comply with applicable volume and price limitations and be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; however, if all independent bids are reduced to a price below the passive market maker's bid, such bid does not have to be lowered until certain purchase limits are exceeded.

     The underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing which could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time without notice. The underwriter is not required to engage in any of these activities. The underwriter makes no representations or prediction as to whether it will engage in these types of activities or as to the direction or magnitude of any effect that these activities may have on the price of our common stock.

     A prospectus in electronic format may be made available on the websites maintained by the underwriter. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and the underwriter will make Internet distributions on the same basis as other allocations.

     KeyBanc Capital Markets is a market maker in our shares.

     In addition to the relationships described above, the underwriter and certain of its affiliates have performed investment banking, advisory, general financing and commercial banking services for us and our subsidiaries from time to time for which they have received customary fees and expenses. The underwriter may, from time to time in the future, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of its business.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio. Certain legal matters related to the offering will be passed upon for the underwriter by Squire, Sanders & Dempsey L.L.P.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is an important part of the accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

     In addition to the documents listed on page 3 of the accompanying prospectus, the following documents are incorporated by reference in the accompanying prospectus:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (provided that the "Letter to the Shareholders" and "Financial Highlights" sections of the Annual Report to Shareholders contained in such document are specifically not incorporated by reference herein);

     - Our Quarterly Reports on Form 10-Q for the Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

     - Our Current Reports on Form 8-K filed on February 6, 2004, February 18, 2004, April 30, 2004, May 12, 2004, July 15, 2004, August 19, 2004,
       October 7, 2004 and October 21, 2004; and

     - The description of common stock included in our Registration Statement on Form 8-A, filed May 27, 1999 (file no. 000-26199).

     All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed incorporated by reference into the accompanying prospectus and to be a part of the accompanying prospectus from the date of filing of the documents.

     You may obtain a copy of any of the documents we are incorporating by reference at no cost, by writing or telephoning us at the following address or telephone number:

                               John I. Von Lehman
                            Executive Vice President
                            Chief Financial Officer
                                 and Secretary
                              The Midland Company
                             7000 Midland Boulevard
                            Amelia, Ohio 45102-2607
                                 (513) 943-7100

PROSPECTUS

                                1,600,000 SHARES

                              THE MIDLAND COMPANY

                                  COMMON STOCK

     Certain selling shareholders of Midland are offering shares of our common stock. Midland will not receive any proceeds from the sale of our shares by the selling shareholders. We will provide a prospectus supplement containing the specific terms of an offering by the selling shareholders.

     You should read this prospectus and the documents that are incorporated by reference in this prospectus carefully before investing. INVESTING IN OUR COMMON STOCK INVOLVES SEVERAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     Midland's common stock is traded on the Nasdaq National Market under the symbol "MLAN". On July 14, 2004, the closing price of Midland's common stock on the Nasdaq National Market was $27.54 per share.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 19, 2004

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS.......................................    2
WHERE YOU CAN FIND MORE INFORMATION.........................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS...........    3
THE MIDLAND COMPANY.........................................    4
THE OFFERING................................................    5
RISK FACTORS................................................    6
SELLING SHAREHOLDERS........................................   13
USE OF PROCEEDS.............................................   13
DESCRIPTION OF COMMON STOCK.................................   13
PLAN OF DISTRIBUTION........................................   16
LEGAL MATTERS...............................................   17
EXPERTS.....................................................   17

                             ABOUT THIS PROSPECTUS

     The registration statement that contains this prospectus (including the exhibits) contains additional important information about us and the securities offered under this prospectus. Specifically, we have filed certain legal documents that control the terms of the securities offered by this prospectus as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities offered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned below under the following heading.

     As used in this prospectus and any prospectus supplement, the terms "Midland," "we," "us," "our," "MLAN" or the "Company," refer collectively to The Midland Company and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

     The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.midlandcompany.com.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are "incorporating by reference" into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.

     SEC FILINGS (FILE NO. 01-06026)                         PERIOD
-----------------------------------------   -----------------------------------------
Annual Report on Form 10-K                  Year Ended December 31, 2003
Quarterly Report on Form 10-Q               Quarter Ended March 31, 2004
Current Reports on Form 8-K                 Filed on February 6, 2004, February 18,
                                            2004, April 30, 2004 and May 12, 2004
Registration Statement on Form 8-A
  (File No. 000-26199)                      Filed on May 27, 1999

     All documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this prospectus to the end of the offering of the securities under this document shall also be deemed to be incorporated herein by reference. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                               John I. Von Lehman
                           Executive Vice President,
                      Chief Financial Officer & Secretary
                              The Midland Company
                             7000 Midland Boulevard
                            Amelia, Ohio 45102-2607
                                 (513) 943-7100

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

     Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to certain discussions relating to future revenue, underwriting income, premium volume, investment income and other investment results, business strategies, profitability, liquidity, capital adequacy, anticipated capital expenditures and business relationships, as well as any other statements concerning the year 2004 and beyond. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions or the negative version of such expressions. These forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company's business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company's filings with the SEC or may be identified in a prospectus supplement, any one of which might materially affect the operations of the company or its subsidiaries.

     The forward-looking statements contained in this prospectus reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we assume no responsibility for updating any forward-looking statements. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

     We qualify all of our forward-looking statements by these cautionary statements.

                              THE MIDLAND COMPANY

     The Midland Company is a highly focused provider of specialty property and casualty insurance products and services. We are a leading provider of insurance products and services to the manufactured housing market and also provide insurance products for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, credit life and financial institutions related products. We market our insurance products and services throughout the United States utilizing multiple distribution channels, including insurance agents, lenders, manufacturers, retailers, financial institutions and strategic alliance partners. Our fee-based operations provide fee revenue and generate significant incremental insurance premium.

     Our insurance operations, conducted through the American Modern Insurance Group, Inc., accounted for 96% of our 2003 revenues. American Modern is licensed to write insurance in all fifty states and the District of Columbia. A.M. Best Company, an independent company which rates the financial strength of insurance companies, has assigned American Modern's property and casualty subsidiaries a group rating of "A+ (Superior)." Our transportation operations, M/G Transport, generated the remaining 4% of our 2003 revenue. M/G Transport operates a fleet of barges on the lower Mississippi river and its tributaries to transport commodity dry cargos.

     To support our operating principles and growth strategies, we have built a management team with extensive experience in the insurance industry. Our 22 senior executives average approximately 20 years each in the insurance industry.

     Our principal executive offices are located at 7000 Midland Boulevard, Amelia, Ohio 45102-2607, and our telephone number is (513) 943-7100. We maintain our corporate website at www.midlandcompany.com. Information on our website, except for the information specifically incorporated by reference, is not part of this prospectus.

                                  THE OFFERING

Common Stock Offered by:

     Robert W. Hayden(1)......   1,500,000 shares

     Michael J. Conaton(1)....   100,000 shares

Total.........................   1,600,000 shares

Common stock outstanding
before and after this
offering......................   18,767,039 shares

Use of proceeds...............   Midland will not receive any proceeds from the
                                 sale of common stock by the selling
                                 shareholders.

Nasdaq National Market
symbol........................   MLAN
---------------

(1) It is anticipated that one or more additional relatives and/or trusts affiliated with the selling shareholders will also be selling common stock in this offering. The aggregate number of shares to be sold by the selling shareholders, trusts and relatives affiliated with them will not exceed 1,600,000. Any additional selling relatives and/or trusts will be identified in a prospectus supplement or an amendment to the registration statement of which this prospectus is a part.

     The above information regarding shares outstanding before and after the offering is based on the number of shares of common stock outstanding as of July 15, 2004. The number of shares outstanding excludes 1,683,540 shares reserved for issuance under our incentive compensation plans. Options to purchase 1,297,909 shares at an average exercise price of $17.34 are outstanding as of July 15, 2004.

     See "Selling Shareholders" for a further description of the selling shareholders.

                                  RISK FACTORS

     You should carefully consider the risks described below, together with all the other information included in and incorporated by reference in this prospectus, before making an investment decision to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

WE COULD INCUR SUBSTANTIAL LOSSES FROM CATASTROPHES AND WEATHER-RELATED EVENTS

     American Modern, like other property and casualty insurers, has experienced, and will experience in the future, catastrophe losses, which may materially reduce our financial results and harm our financial condition. Catastrophes can be caused by various natural events, including hurricanes, windstorms, tornadoes, floods, earthquakes, hail, severe winter weather and fires. The incidence and severity of catastrophes are inherently unpredictable.

     Hurricanes and earthquakes may produce significant damage in large areas, especially those that are heavily populated. In 2003, approximately 51.9% of American Modern's gross property and casualty written premium was derived from the southeastern United States, Oklahoma and Texas. Because of this concentration of business, American Modern may be more exposed to hurricanes, tornadoes, floods and other weather-related losses than some of its competitors. A single large catastrophe loss, a number of small or large catastrophe losses in a short amount of time or losses from a series of storms or other events that do not constitute a catastrophic event under American Modern's reinsurance treaties, could have a material adverse effect on our financial condition or results and could result in substantial outflows of cash as losses are paid. American Modern's ability to write new business could also be affected should such an event result in a material reduction in our statutory surplus. Increases in the value and geographic concentration of insured property and the effects of inflation could increase the severity of claims from catastrophic events in the future.

     These factors can contribute to significant quarter-to-quarter and year-to-year fluctuations in the underwriting results of American Modern and our net earnings. Because of the possibility of these fluctuations in underwriting results, historical periodic results of operations may not be indicative of future results of operations. Periodic fluctuations in our operating results could adversely affect the market price of our common stock.

OUR RESULTS ARE SIGNIFICANTLY AFFECTED BY CONDITIONS IN THE MANUFACTURED HOUSING INDUSTRY

Level of Manufactured Housing Sales

     A significant number of the insurance policies American Modern issues each year are written in conjunction with the sale of new manufactured homes. A significant or prolonged downturn in the level of new manufactured housing sales, such as the one which this industry is currently experiencing, could cause a decline in American Modern's premium volume and income, which could harm our financial condition or results. The market for manufactured housing is affected by many factors, including general economic conditions, interest rate levels, the availability of credit and government regulations. Recent difficulties in the manufactured housing market have been exaggerated by a significant increase in the supply of available credit in the mid-1990s that resulted in a significant increase in new manufactured homes purchased. In the current economic environment, lenders have reduced the amount of credit available for manufactured housing purchases. This trend could result in a significant decrease in manufactured housing premium volume for American Modern.

Reduction of Chattel Financing

     Manufactured housing sales have traditionally been financed as personal property through a financing transaction referred to as chattel financing. The manufactured housing industry has experienced a substantial reduction in the number of lenders providing chattel or other personal property financing for manufactured housing in recent years. This reduction has resulted in a trend toward traditional mortgage financing for manufactured housing units. Because chattel lenders are an important channel of distribution for American Modern, this trend could harm our financial condition or results. American Modern has historically had strong relationships with the major chattel financing sources. To the extent that the manufactured housing lending market moves away from chattel financing to traditional mortgage financing, American Modern may not be able to replace lost premium volume.

OUR MOTORCYCLE PRODUCT COULD CONTINUE TO EXPERIENCE UNPROFITABLE RESULTS

     Despite changes made to the motorcycle product, including rate increases and more stringent underwriting parameters, it is uncertain when, or if, this line of business will become profitable. To the extent that these rating and underwriting actions are insufficient, we could experience results that could harm our financial results.

THE RESERVES ESTABLISHED FOR OUR RUN-OFF COMMERCIAL LIABILITY LINES BUSINESS COULD BE INADEQUATE

     The Company has established loss reserves designed to cover losses and loss adjustment expenses related to its run-off commercial liability lines business. However, the ultimate liability related to this business is uncertain. If the established reserves are inadequate, it could harm our earnings in future periods.

OUR RESULTS MAY FLUCTUATE AS A RESULT OF MANY FACTORS, INCLUDING CYCLICAL CHANGES IN THE INSURANCE INDUSTRY AND GENERAL ECONOMIC CONDITIONS

     The results of companies in the property and casualty insurance industry historically have been subject to significant fluctuations and uncertainties. Rates for property and casualty insurance are influenced primarily by factors that are outside of our control, including market and competitive conditions and regulatory issues. Our profitability can be affected significantly by:

     - downturns in the economy, which historically result in an increase in the fire loss ratio;

     - higher actual costs that are not known to American Modern at the time it prices its products;

     - volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes;

     - any significant decrease in the rates for property and casualty insurance in the segments American Modern serves or its inability to maintain or increase such rates;

     - changes in loss reserves resulting from the legal environment in which American Modern operates as different types of claims arise and judicial interpretations relating to the scope of the insurer's liability develop; and

     - fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect our return on invested assets.

     The demand for property and casualty insurance can also vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases. Due to the concentration of American Modern's business in the southeastern United States, Oklahoma and Texas, changes in the general economy, regulatory environment and other factors specifically affecting that region could adversely affect our financial conditions and results. The property and casualty insurance industry historically is cyclical in nature. These fluctuations in demand and competition could produce underwriting results that could harm our financial condition or results.

THE SPECIALTY INSURANCE INDUSTRY IS HIGHLY COMPETITIVE AND WILL REQUIRE SIGNIFICANT TECHNOLOGY EXPENDITURES

     The specialty insurance lines offered by American Modern are highly competitive. American Modern competes with national and regional insurers, many of whom have greater financial and marketing resources than American Modern. The types of insurance coverage that American Modern sells are often a relatively small portion of the business sold by some of American Modern's competitors. Also, other financial institutions, such as banks and brokerage firms, are now able to offer services similar to those offered by American Modern as a result of the Gramm-Leach-Bliley Act, which was enacted in November 1999. New competition from these developments could harm our financial condition or results.

     Many of our competitors are better capitalized than we are and may be able to withstand significant reductions in their profit margins to capture market share. If our competitors decide to target American Modern's customer base with lower-priced insurance, American Modern may decide not to respond competitively, which could result in reduced premium volume.

     Changing practices caused by the Internet have led to greater competition in the insurance industry. In response, American Modern has invested substantially in the development of modernLINK(TM), an enterprise-wide computer network that is being developed in stages and is intended to connect American Modern's internal systems directly to its sales and distribution channel partners as well as policyholders over the Internet. The cost of this system is significant and its development and installation will decrease operating profits in the short term. This system is in development and its effectiveness has not been proven. Significant changes to the technology interface between American Modern and its distribution channel participants and policyholders could significantly disrupt or alter its distribution channel relationships. Disruptions to our information technology systems could also occur periodically during the installation of the modernLINK(TM) system and adversely affect our business.

AMERICAN MODERN'S INSURANCE RATINGS MAY BE DOWNGRADED, WHICH WOULD REDUCE ITS ABILITY TO COMPETE AND SELL INSURANCE PRODUCTS

     Insurance companies are rated by established insurance rating agencies based on the rating agencies' opinions of the company's ability to pay claims and on the company's financial strength. Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Ratings are based upon factors relevant to policyholders and are not designed to protect shareholders. Rating agencies periodically review their ratings. There can be no assurance that current ratings will be maintained in the future. Most recently, A.M. Best has given a group rating of "A+ (Superior)" to American Modern's property and casualty insurance subsidiaries and has given a rating of "A- (Excellent)" to American Modern's credit life insurance companies. In particular, financial institutions, including banks and credit unions, are sensitive to ratings and may discontinue using an insurance company if the insurance company is downgraded. A downgrade in American Modern's insurance rating could also have a negative impact on its ability to obtain favorable reinsurance rates and terms. Downgrades in the ratings of American Modern's insurance company subsidiaries could harm our financial condition or results.

AMERICAN MODERN MAY BE UNABLE TO REINSURE INSURANCE RISKS AND CANNOT GUARANTEE THAT AMERICAN MODERN'S REINSURERS WILL PAY CLAIMS ON A TIMELY BASIS, IF AT ALL

     American Modern uses reinsurance to attempt to limit the risks, especially catastrophe risks, associated with its insurance products. The availability and cost of reinsurance are subject to prevailing market conditions and trends. Poor conditions in the reinsurance market could cause American Modern to reduce its volume of business and impact its profitability. American Modern's reinsurance treaties are generally subject to annual renewal. American Modern may be unable to maintain its current reinsurance treaties or to obtain other reinsurance treaties in adequate amounts and at favorable rates and terms. Recently, the property and casualty industry has experienced significant increases in reinsurance rates. If American Modern is unable or unwilling to renew its expiring treaties or to obtain new reinsurance treaties, either its net exposure to risk would increase or, if American Modern is unwilling to bear an increase in net risk exposures, American Modern would have to reduce the amount of risk it underwrites.

     Although the reinsurer is liable to American Modern to the extent of the ceded reinsurance, American Modern remains liable as the direct insurer on all risks reinsured. As a result, ceded reinsurance arrangements do not eliminate American Modern's obligation to pay claims. Although we record an asset for the amount of claims paid that American Modern expects to recover from reinsurers, we cannot be certain that American Modern will be able to ultimately collect these amounts. The reinsurer may be unable to pay the amounts recoverable, may dispute American Modern's calculation of the amounts recoverable or may dispute the terms of the reinsurance treaty.

OUR INVESTMENT PORTFOLIO COULD LOSE VALUE

Market Volatility and Changes in Interest Rates

     American Modern's investment portfolio primarily consists of fixed income securities (such as corporate debt securities and U.S. government securities) and publicly traded equity securities. As of March 31, 2004, approximately 82% of American Modern's investment portfolio was invested in fixed income securities and approximately 18% was invested in equity securities. The fair value of securities in American Modern's investment portfolio may fluctuate depending on general economic and market conditions or events related to a particular issuer of securities. In addition, American Modern's fixed income investments are subject to risks of loss upon default and price volatility in reaction to changes in interest rates. Changes in the fair value of securities in American Modern's investment portfolio are reflected in our financial statements and, therefore, could affect our financial condition or results. A decrease in the value of American Modern's equity securities would also cause a decrease in American Modern's statutory surplus, which in turn would limit American Modern's ability to write insurance.

Concentration of Investments

     As of March 31, 2004, approximately 34.6% of American Modern's equity investment portfolio and 6.4% of its total investment portfolio (approximately $55.8 million in market value) was invested in the common stock of U.S. Bancorp. A material decrease in the price of common stock of U.S. Bancorp would cause the value of American Modern's investment portfolio to decline and would result in a decrease in American Modern's statutory surplus. In addition to American Modern's holdings, Midland also holds common stock of U.S. Bancorp valued at approximately $12.2 million as of March 31, 2004.

IF AMERICAN MODERN'S LOSS RESERVES PROVE TO BE INADEQUATE, THEN WE WOULD INCUR A CHARGE TO EARNINGS

     American Modern's insurance subsidiaries regularly establish reserves to cover their estimated liabilities for losses and loss adjustment expenses for both reported and unreported claims. These reserves do not represent an exact calculation of liabilities. Rather, these reserves are management's estimates of the cost to settle and administer claims. These expectations are based on facts and circumstances known at the time, predictions of future events, estimates of future trends in the severity and frequency of claims and judicial theories of liability and inflation. The establishment of appropriate reserves is an inherently uncertain process, and we cannot be sure that ultimate losses and related expenses will not materially exceed American Modern's reserves. To the extent that reserves prove to be inadequate in the future, American Modern would have to increase its reserves and incur a charge to earnings in the period such reserves are increased, which could have a material and adverse impact on our financial condition and results.

REGULATORY ACTIONS COULD IMPAIR OUR BUSINESS

     American Modern's insurance subsidiaries are subject to regulation under the insurance laws of states in which they operate. These laws primarily provide safeguards for policyholders, not shareholders. Governmental agencies exercise broad administrative power to regulate many aspects of the insurance business, including:

     - standards of solvency, including risk-based capital measurements;

     - restrictions on the amount, type, nature, quality and concentration of investments;

     - policy forms and restrictions on the types of terms that American Modern can include in its insurance policies;

     - certain required methods of accounting;

     - reserves for unearned premium, losses and other purposes;

     - premium rates;

     - marketing practices;

     - capital adequacy and the amount of dividends that can be paid;

     - licensing of agents;

     - approval of reinsurance contracts and inter-company contracts;

     - approval of proxies; and

     - potential assessments in order to provide funds to settle covered claims under insurance policies provided by impaired, insolvent or failed insurance companies.

     Regulations of state insurance departments may affect the cost or demand for American Modern's products and may impede American Modern from obtaining rate increases or taking other actions it might wish to take to increase its profitability. Further, American Modern may be unable to maintain all required licenses and approvals and its business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If American Modern does not have the requisite licenses and approvals or does not comply with applicable regulatory requirements, insurance regulatory authorities could stop or temporarily suspend American Modern from conducting some or all of its activities or assess fines or penalties against American Modern. In light of several recent significant property and casualty insurance company insolvencies, it is possible that assessments American Modern must pay to state guarantee funds may increase. In addition, insurance laws or regulations adopted or amended from time to time may result in higher costs to American Modern or may require American Modern to alter its business practices or result in increased competition.

THE EFFECTS OF EMERGING CLAIM AND COVERAGE ISSUES, SUCH AS MOLD, ON AMERICAN MODERN'S BUSINESS ARE UNCERTAIN

     As industry practices and legal, judicial, social, environmental and other conditions change, unexpected and unintended issues related to claims and coverages may emerge. These issues can have a negative effect on American Modern's business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. Recent examples of emerging claims and coverage issues include increases in the number and size of water damage claims related to expenses for testing and remediation of mold conditions and a growing trend of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claim-handling and other practices, particularly with respect to the handling of personal lines claims. The effects of these and other unforeseen emerging claim and coverage issues are extremely hard to predict and could harm our financial condition or results.

     The existence of certain airborne mold spores resulting from moisture trapped in confined areas has been alleged to cause severe health and environmental hazards. American Modern has current and potential future exposure to mold claims in both its commercial and personal lines of business. Due to uncertainty of future changes in state regulation, we cannot estimate American Modern's future probable liability for mold claims. Also, as case law expands, American Modern may be subject to mold-related losses beyond those intended by policy coverage and not addressed by exclusionary or limiting language. Loss reserve additions arising from future unfavorable judicial trends cannot be reasonably estimated at the present time.

IT WOULD BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE MIDLAND

Controlling Shareholders

     Without giving effect to any sales of the securities registered hereby, members or trusts of the Hayden and LaBar families beneficially own over 50% of our common stock. Some members of these families serve as our executive officers and directors. Through their ownership of common stock and their positions with us, these families have the practical ability to effectively control Midland. They have the practical ability to elect a majority of directors, approve or disapprove mergers or similar transactions and amend our Articles of Incorporation without having to secure the votes of other shareholders. A third party would need the approval of some members of these families to gain control of Midland.

Anti-Takeover Considerations

     Certain provisions of our Articles of Incorporation and Code of Regulations and of Ohio law make it difficult for a third party to acquire control of Midland without the consent of our Board. These anti-takeover defenses may discourage, delay or prevent a transaction involving a change in control of our company. In cases where Board approval is not obtained, these provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire. These provisions include:

     - a staggered Board of Directors;

     - the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval;

     - limitations on persons authorized to call a special meeting of shareholders; and

     - advance notice procedures required for shareholders to nominate candidates for election as directors or to bring matters before an annual meeting of shareholders.

     We are also subject to the laws of various states that govern insurance companies and insurance holding companies. Under these laws, a person generally must obtain the applicable insurance department's approval to acquire, directly or indirectly, 5% or 10% or more of our outstanding voting securities or the outstanding voting securities of our insurance subsidiaries. An insurance department's determination of whether to approve an acquisition would be based on a variety of factors, including an evaluation of the acquirer's financial stability, the competence of its management and whether competition in that state would be reduced. These laws may delay or prevent a takeover of our company or our insurance company subsidiaries.

     Provisions in Ohio law relating to business combinations and interested shareholder transactions, which are described below in "Description of Capital Stock," may also make it difficult for Midland to be acquired.

MIDLAND AND ITS SUBSIDIARIES MAY BE UNABLE TO PAY DIVIDENDS

     Midland and American Modern are organized as holding companies. Almost all of our operations are conducted by subsidiaries. For us to pay dividends to our shareholders and meet our other obligations, we must receive management fees and dividends from American Modern and M/G Transport. In order for American Modern to pay dividends and management fees to us and meet its other obligations, American Modern must receive dividends and management fees from its subsidiaries.

     Payments of dividends by our insurance subsidiaries are regulated under state insurance laws. The regulations in the states where each insurance company subsidiary is domiciled limit the amount of dividends that can be paid without prior approval from state insurance regulators. In addition, state regulators have broad discretion to limit the payment of dividends by insurance companies. Without regulatory approval, the maximum amount of dividends that can be paid in 2004 by American Modern is $32.4 million. The maximum dividend permitted by law does not necessarily indicate an insurer's actual ability to pay dividends. Our ability to pay dividends may be further constrained by business and regulatory considerations, such as the impact of dividends on American Modern's surplus. A decrease in surplus could affect American

Modern's ratings, competitive position, covenants under borrowing arrangements with banks, the amount of premium that can be written and our ability to pay future dividends. A prolonged, significant decline in insurance subsidiary profits or regulatory action limiting dividends could subject us to shortages of cash because our subsidiaries will not be able to pay us dividends.

AMERICAN MODERN DEPENDS ON AGENTS AND DISTRIBUTION PARTNERS WHO MAY DISCONTINUE SALES OF ITS POLICIES AT ANY TIME

     American Modern's relationship with its independent agents and other distribution channel partners is critical to its success. These agencies and other distribution partners are independent and typically offer products of competing companies. They require that American Modern provide competitive product offering, timely application and claims processing, efficient technology solutions and that they receive prompt attention to their questions and concerns. If these agents and distribution partners find it easier to do business with American Modern's competitors or choose to sell the insurance products of its competitors on the basis of cost, terms or commission structure, American Modern's sales volume would decrease, harming our financial conditions and results. We cannot be certain that these agents and distribution partners will continue to sell American Modern's insurance products to the individuals they represent.

WE ARE SUBJECT TO VARIOUS LITIGATION

     American Modern's insurance subsidiaries are routinely involved in litigation that arises in the ordinary course of business. It is possible that a court could impose significant punitive, bad faith, extra-contractual or other extraordinary damages against American Modern or one of its subsidiaries. This could harm our financial condition or results.

     In addition, a substantial number of civil jury verdicts have been returned against insurance companies in several jurisdictions in the United States, including jurisdictions in which American Modern has business. Some of these verdicts have resulted from suits that allege improper sales practices, agent misconduct, failure to properly supervise agents and other matters. Increasingly, these lawsuits have resulted in the award of substantial judgments against insurance companies. Some of these judgments have included punitive damages that are in high proportion to the actual damages. Any such judgment against American Modern could harm our financial condition or results.

OUR RELATIVELY LOW TRADING VOLUME MAY LIMIT YOUR ABILITY TO SELL YOUR SHARES

     Although shares of our common stock are listed on the Nasdaq National Market, on many days in recent months, the daily trading volume for our common stock was less than 11,000 shares. As a result of this low trading volume, you may have difficulty selling a large number of shares of our common stock in the manner or at a price that might be attainable if our common stock were more actively traded.

OUR SUCCESS DEPENDS ON RETAINING OUR KEY PERSONNEL

     Our performance depends on the continued service of our senior management. None of our senior management is bound by an employment agreement nor do we have key person life insurance on any of our senior management. Our success also depends on our continuing ability to attract, hire, train and retain highly skilled managerial, underwriting, claims, risk management, sales, marketing and customer support personnel. In addition, new hires frequently require extensive training before they achieve desired levels of productivity. Competition for qualified personnel is intense, and we may fail to retain our key employees or to attract or retain other highly qualified personnel.

RISKS RELATED TO M/G TRANSPORT

     M/G Transport operates a barge chartering and freight brokerage business. It arranges for the movement of dry bulk commodities such as petroleum coke, ore, barite, fertilizers, sugar and other dry cargos primarily on the lower Mississippi River and its tributaries. Such operations can be dangerous and may, from time to time, cause damage to other vessels and other water facilities. Any damage in excess of insurance coverage could harm our operations. The release of foreign materials into the waterways could cause damage to the environment and subject M/G Transport to remediation costs and penalties. Any such release could harm our financial condition or results.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling shareholders as of July 15, 2004, and as adjusted to reflect the sale of the shares in this offering.

                                     SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                       OWNED PRIOR TO      SHARES BEING        OWNED AFTER
                                       OFFERING(1)(2)         OFFERED           OFFERING
                                     -------------------   -------------   -------------------
NAME OF SELLING SHAREHOLDER           NUMBER     PERCENT                    NUMBER    PERCENT
---------------------------          ---------   -------                   --------   --------
Robert W. Hayden(3)................  1,895,449    10.2       1,500,000     395,449       2.2
Michael J. Conaton(4)..............    243,035     1.4         100,000     143,035       .09

---------------

(1) Except as set forth in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2) It is anticipated that one or more relatives and/or trusts affiliated with the selling shareholders, including the Robert W. Hayden Charitable Remainder Unitrust dated July 13, 2004 (the"RWH Unitrust"), will also be selling common stock in this offering. The aggregate number of shares to be sold by the selling shareholders and entities affiliated with them will not exceed 1,600,000. Any additional selling relatives and/or trusts will be identified in a prospectus supplement or an amendment to the registration statement of which this prospectus is a part.

(3) Includes shares beneficially owned by Robert W. Hayden and shares beneficially owned by his spouse, children, children's spouses and grandchildren. Also includes trust beneficiary and limited partnership interests of such persons, including 300,000 shares held by the RWH Unitrust for which Mr. Hayden expressly disclaims beneficial ownership which may be included in this offering. Does not include a total of 19,900 shares that may be acquired upon exercise of options within 60 days of July 15, 2004 by such persons.

(4) The 100,000 shares to be sold are held of record by the Margaret A. Conaton Trust for which Mr. Conaton serves as sole trustee. Mr. Conaton's shares exclude 24,900 shares that may be acquired through the exercise of options within 60 days of July 15, 2004.

     The selling shareholders are selling the shares as a result individual estate planning activities, including the diversification of personal investments. None of the selling shareholders has an active role in the management of Midland other than as described below. However, Mr. Hayden has served on Midland's Board of Directors from 1968 to the present and has served Midland in various other capacities since 1960, including as Vice President until 1990. Mr. Conaton has served on Midland's Board of Directors since 1969 and has served Midland in various other capacities since 1961. From April 1998 until April 2000, Mr. Conaton served as an officer of Midland in the capacity as Vice Chairman and from 1988 until April 1998 as President of Midland.

                                USE OF PROCEEDS

     Midland will not receive any proceeds from the sale of its shares by the selling shareholders.

                          DESCRIPTION OF COMMON STOCK

     The following summary of some provisions of Midland's common stock is not complete. You should refer to Midland's Articles of Incorporation and Code of Regulations which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and applicable law for more information.

GENERAL

     Midland's authorized common stock consists of 40,000,000 shares, without par value. As of July 15, 2004, Midland had 18,767,039 shares of common stock outstanding. Holders of Midland's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Cumulative voting rights will be afforded to holders of our common stock at any shareholders meeting held for the election of directors, if properly requested by a shareholder. To request cumulative voting, a shareholder must give a timely written notice to our president, a vice president or secretary that such shareholder desires that the voting for directors at a particular meeting be cumulative. If we give notice of the shareholders meeting at least ten days prior to the meeting, a shareholder's notice of a desire for cumulative voting is timely if given at least forty-eight hours before the time fixed for the shareholders meeting. If we give notice of the meeting less than ten days in advance, a shareholder's cumulative voting notice is timely if given within twenty-four hours of the time fixed for the meeting. If notice is properly given, the chairman, secretary or the requesting shareholder will announce the availability of cumulative voting at the meeting.

     Holders of Midland's common stock are entitled to share in dividends as declared by Midland's board of directors in its discretion. In the event of Midland's liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences. Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of Midland's stock or any other securities of Midland. Midland does not have any redemption or sinking fund provisions with regard to its common stock. All outstanding shares of common stock are fully paid, validly issued and non-assessable.

     The vote of holders of a majority of all outstanding shares of common stock is required to amend Midland's articles of incorporation and to approve mergers, reorganizations, and similar transactions except as discussed below under "Provisions Affecting Business Combinations".

PROVISIONS AFFECTING BUSINESS COMBINATIONS

     Chapter 1704 of the Ohio Revised Code regulates business combinations and other transactions involving "interested shareholders" of "issuing public corporations." An interested shareholder under Chapter 1704 is, in general, a person who directly or indirectly, whether alone or with others, may exercise or direct the exercise of 10% of the voting power of the issuing public corporation in the election of directors, after taking into account all of that person's beneficially owned shares that are not currently outstanding. We are an issuing public corporation under Chapter 1704. Chapter 1704 may be viewed as having an anti-takeover effect. The statute, in general, prohibits an issuing public corporation from entering into a Chapter 1704 Transaction with an interested shareholder, or any entity which is or would be after the transaction an affiliate of an interested shareholder, for at least three years following the date on which the interested shareholder attains such 10% ownership without the approval of the board of directors of the corporation. As a result, one significant effect of Chapter 1704 is to cause a person or entity desiring to become an interested shareholder to negotiate with the board of directors of a corporation prior to becoming an interested shareholder. A Chapter 1704 Transaction is broadly defined to include, among other things, a merger or consolidation with, a sale of substantial assets to, or the receipt of a loan, guaranty or other financial benefit (which is not proportionately received by all shareholders) by the interested shareholder. Following the expiration of such three year period, a Chapter 1704 Transaction with the interested shareholder is permitted under certain circumstances.

     Also, pursuant to Section 1701.831 of the Ohio Revised Code, the purchase of certain levels of our voting power (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of the holders of at least a majority of our total voting power and the separate prior authorization of the holders of at least a majority of the voting power held by shareholders other than the proposed purchaser, our officers and our directors who are also employees.

     Section 1707.043 of the Ohio Revised Code provides generally that any profit realized from the disposition of any equity securities of an Ohio corporation by a person who, within eighteen months before the disposition made a proposal, or publicly disclosed the intention or possibility of making a proposal, to acquire control of the corporation, inures to and is recoverable by the corporation. However, a corporation will have no rights to profits made by a person who is determined by a court of competent jurisdiction to have made such proposal or disclosure with the sole purpose of succeeding in acquiring control of the corporation and having reasonable grounds for believing that such person would acquire control of the corporation. In general, a corporation will also have no rights to profits where the person was not acting with the purpose of affecting market trading and the person's actions did not have a material effect on the price or volume of market trading in the equity securities.

     Our Code of Regulations provides that our board of directors must consist of not less than three members and must be divided into three classes. Currently, we have seventeen members of the board divided into three classes. Five directors will serve until the annual meeting of 2005 and six directors will serve until the annual meeting of 2006, and six directors will serve until the annual meeting of 2007.

     Special meetings of the shareholders may be called by our chairman, president or vice president, a majority of our board of directors or by the holders of at least 40% of our voting shares.

     While we believe that these provisions are in our shareholders' best interests, potential shareholders should be aware that such provisions could be disadvantageous to them because the overall effect may be to render more difficult the removal of incumbent directors and management or the assumption of effective control by other persons.

     Additionally, these provisions of our articles of incorporation and Ohio law would be important in any attempted takeover of us and could operate, depending on how utilized by the board of directors, either to discourage a hostile takeover or to enable the board to negotiate a higher price than may be initially proposed in any such situation.

LIABILITY OF DIRECTORS AND EXECUTIVE OFFICERS

     Under Ohio law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a certain extent, executive officers. Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

     Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and the nation; community and societal considerations; the long-term and short-term interests of the corporation and the shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

     Directors of Ohio corporations are, unless the corporation's articles or regulations otherwise provide, liable to the corporation for money damages for actions taken or failed to be taken as a director only if it is proven by clear and convincing evidence that the act or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation.

     Our Code of Regulations provides that we will indemnify directors and officers to the fullest extent provided by applicable Ohio law as currently exists or may be broadened by amendment. In addition, our Code of Regulations provides that in certain circumstances, we will advance to officers and directors, funds for expenses, liabilities and loss actually and reasonably incurred or suffered in connection with defending pending or threatened suits.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell the securities through underwriters or dealers, directly to one or more purchasers, through agents, through remarketing firms, through direct sales or auctions performed by using the internet or a bidding or ordering system, or through a combination of these methods. The prospectus supplement will include the names of underwriters, dealers, agents or remarketing firms that we or the selling shareholders retain. The prospectus supplement also will include the purchase price of the securities, each selling shareholder's proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters' compensation, and any securities exchanges on which the securities may be listed.

     In some cases, the selling shareholders may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities the selling shareholders distribute by any of these methods may be sold to the public, in one or more transactions, either:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     The selling shareholders may solicit offers to purchase securities directly from the public from time to time. They may also designate agents from time to time to solicit offers to purchase securities from the public on their behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions the selling shareholders may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

     As one of the means of direct issuance of offered securities, the selling shareholders may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

     In connection with the sale of securities, underwriters may receive compensation from the selling shareholders or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us or the trusts, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

     We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

     If dealers are utilized in the sale of the securities, the selling shareholders will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

     The selling shareholders may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by the selling shareholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Any agreement in which the selling shareholders agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

     In connection with an offering, the underwriters may purchase and sell securities in the open market. In a firm commitment underwriting (as opposed to an "at-the-market" offering), these transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

     Neither we nor the selling shareholders has authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

     Underwriters, dealers and agents may engage in transactions with or perform services for us or the selling shareholders, or be customers of ours or the selling shareholders, in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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                                1,350,000 SHARES

                           [THE MIDLAND COMPANY LOGO]

                              THE MIDLAND COMPANY

                                  COMMON STOCK

          ------------------------------------------------------------

                             PROSPECTUS SUPPLEMENT

                      (TO PROSPECTUS DATED JULY 19, 2004)

          ------------------------------------------------------------

                            KEYBANC CAPITAL MARKETS

                               NOVEMBER   , 2004